As filed with the Securities and Exchange Commission
                       on January 27, 1997

                                 Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   The Securities Act of 1933

              INTER-REGIONAL FINANCIAL GROUP, INC.
     (Exact name of registrant as specified in its charter)

         Delaware                               41-1228350
(State or other jurisdiction of               (I.R.S Employer
incorporation or organization)               Identification No.)


                       Dain Bosworth Plaza
                      60 South Sixth Street
                Minneapolis, Minnesota 55402-4422
       (Address, including zip code, and telephone number,
                      including area code,
          of registrant's principal executive offices)

   Carla J. Smith, Esq.     Copies to:  Robert A. Rosenbaum, Esq.
  Senior Vice President,                   Dorsey & Whitney LLP
General Counsel and Secretary             Pillsbury Center South
Inter-Regional Financial Group, Inc.      220 South Sixth Street
 60 South Sixth Street                Minneapolis, Minnesota 55402
Minneapolis, Minnesota 55402-4422             (612) 340-5681
      (612) 371-7858

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

  Approximate date  of  commencement  of  proposed  sale  to  the
public:   From time  to time  after the  effective date  of  this
Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                 CALCULATION OF REGISTRATION FEE
                                                Proposed
                                  Proposed       Maximum
 Title of Each        Amount       Maximum      Aggregate   Amount of
Class of Securities   to be     Offering Price   Offering  Registration
to be Registered    Registered    Per Share*      Price*       Fee
-------------------------------------------------------------------------
  Common Stock
($.125 par value)    18,300         $39.25       $718,275     $218

[FN]
* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on January 20, 1997, as reported on the New
  York Stock Exchange.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          SUBJECT TO COMPLETION, DATED JANUARY 27, 1997

PROSPECTUS

              INTER-REGIONAL FINANCIAL GROUP, INC.
                        _________________

                          18,300 Shares
                               of
                          Common Stock
                        ($.125 par value)
                        _________________

     This Prospectus relates to an aggregate of 18,300 shares (the "Shares") of Common Stock, par value $.125 per share (the "Common Stock"), of Inter-Regional Financial Group, Inc., a Delaware corporation ("IFG" or the "Company"), that may be sold from time to time by Louis C. Fornetti, the stockholder named herein (the "Selling Stockholder"). See "Selling Stockholder." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

     Any or all of the Shares may be offered from time to time in transactions on the New York Stock Exchange, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common  Stock is  traded on  the New York Stock Exchange
under the  symbol "IFG."   On January 20, 1997, the closing price
of the Common Stock on the New York Stock Exchange was $39.25 per share.

                       _________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
     STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
         ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
             TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        _________________

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This
Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

        The date of this Prospectus is January 27, 1997.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at
450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site which provides on-line access to registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." In addition, the Common Stock of the Company is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this
Prospectus:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Company's report on Form 10-KA filed on June 27, 1996;

          (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

          (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended by Company's report on Form 10-QA filed on October 11, 1996;

          (d) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

          (e)  the Company's Current Report on Form 8-K dated May
     1, 1996;

          (f)  the Company's  Current Report  on Form  8-K  dated
     June 4, 1996;

          (g)  the Company's  Current Report  on Form  8-K  dated
     August 7, 1996; and

          (h) the description of the Company's Common Stock contained in any Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Carla J. Smith, Esq., Senior Vice President, General Counsel and Secretary, Inter-Regional Financial Group, Inc., Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, telephone number (612) 371-7858.

              INTER-REGIONAL FINANCIAL GROUP, INC.

General

     Inter-Regional Financial Group, Inc. (the "Company") is a holding company based in Minneapolis, Minnesota. The Company offers regional securities broker-dealer and investment banking services through its wholly owned subsidiaries, Dain Bosworth Incorporated ("Dain Bosworth"), headquartered in Minneapolis, Minnesota, and Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce Refsnes"), headquartered in Dallas, Texas. Both Dain Bosworth and Rauscher Pierce Refsnes deal in securities of and are market-makers for entities based throughout the United States.

     Research and investment banking activities are generally concentrated on entities based in their respective regions. The Company's largest subsidiary, Dain Bosworth, serves the Midwest, Rocky Mountain and Pacific Northwest regions of the United States. Rauscher Pierce Refsnes primarily serves the Southwest region of the United States.

     Each of Dain Bosworth and Rauscher Pierce Refsnes, as well as the correspondent brokerage firms serviced through Rauscher Pierce Refsnes' RPR Correspondent Services unit ("RPR Correspondent Services"), based in St. Louis, Missouri, clears and settles all securities trades on a fully disclosed basis through Regional Operations Group, Inc. ("ROG"), a third wholly owned subsidiary and registered broker-dealer based in Minneapolis, Minnesota. ROG also provides technology and information services to IFG and its subsidiaries.

     IFG Asset Management Services ("AMS"), the Company's wholly owned money management subsidiary, manages a series of mutual funds, Great Hall Investment Funds, and also provides fixed income portfolio management services through its Insight Investment Management ("Insight Management") division. AMS also supports the sale by Dain Bosworth and Rauscher Pierce Refsnes investment executives of externally managed mutual funds, cash management products and other externally managed packaged products.

     The Company was incorporated under the laws of the State of Delaware in 1973. The Company's principal offices are located at Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402-4422, and its telephone number at that address is
(612) 371-7750. For further information concerning the Company, see the documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

                       SELLING STOCKHOLDER

     The Selling Stockholder may sell a maximum of 18,300 Shares pursuant to this Prospectus. The Selling Stockholder currently serves as the Executive Vice President and Chief Financial
Officer   of the  Company.  The Selling Stockholder acquired the
Shares upon entering into a Restricted Stock Agreement with the Company on July 17, 1995. Pursuant to the terms of the Restricted Stock Agreement, 50% of the Shares vested on December 31, 1996, and the remaining 50% will vest on December 31, 1997, unless otherwise forfeited or accelerated in accordance with the terms of the Restricted Stock Agreement. Upon vesting, the Shares will become shares of unrestricted Common Stock of the Company.

                         USE OF PROCEEDS

     The Shares will be offered and sold by the Selling Stockholder for his own account. The Company will not receive any proceeds from the sale of the Shares pursuant to this
Prospectus. The Company has agreed to pay the expenses of registration of the Shares.

                      PLAN OF DISTRIBUTION

     The Selling Stockholder may offer and sell the Shares from time to time in transactions on the New York Stock Exchange, in brokerage transactions at prevailing market prices or in
transactions at  negotiated prices.   Sales  may be  made  to  or
through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Stockholder.

     The Selling Stockholder and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                             EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth
Street, Minneapolis, Minnesota 55402.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                        TABLE OF CONTENTS

                                                            Page

Available Information                                         2
Incorporation of Certain Documents By Reference               2
Inter-Regional Financial Group, Inc.                          3
Selling Stockholders                                          3
Use of Proceeds                                               3
Plan of Distribution                                          4
Experts                                                       4
Legal Matters                                                 4


                          18,300 Shares


              INTER-REGIONAL FINANCIAL GROUP, INC.


                          Common Stock

                          _____________

                           PROSPECTUS
                          _____________


                        January 27, 1997

                            PART II.

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          SEC Registration Fee             $218.00
          Accounting Fees and Expenses           0
          Legal Fees and Expenses          2500.00
          Miscellaneous                          0
              Total                       2,718.00

     All fees  and expenses  other than  the SEC registration fee
are estimated.   The  expenses listed  above will  be paid by the
Company.

Item 15.  Indemnification of Officers and Directors

     Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason for the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Article SEVENTH of the Company's Certification of Incorporation, as amended, provides, in effect, that persons serving as officers and directors of a corporation at the request of the Company shall be entitled to be indemnified by the Company to the extent permitted by Section 145 of the Delaware General Corporation Law, as amended.

          The Company has purchased directors' and officers' liability insurance, including a Company reimbursement policy. Subject to the policy conditions, the insurance provides coverage for amounts payable by the Company to its directors and officers pursuant to the Company's charter documents. In addition, the Company has entered into indemnification agreements with its directors and executive officers contractually obligating the Company to, among other things, maintain the same level of such insurance coverage as was being provided at the time of execution of such agreements.

Item 16.  List of Exhibits

5         Opinion of Dorsey & Whitney LLP regarding legality.

10.1 Restricted Stock Agreement, dated as of July 17, 1995, by and between Louis C. Fornetti and the Company.

23.1      Consent of KPMG Peat Marwick LLP

23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).

24        Power of Attorney.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by section
          10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate  offering  price  set  forth  in  the
          "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 27, 1997.

                             INTER-REGIONAL FINANCIAL GROUP, INC.

                             By  Carla J. Smith
                                 -------------------------
                                 Carla J. Smith
                                 Senior Vice President,
                                 General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Name                     Title                               Date
----                     -----                               ----
        *                Chairman of the Board,         January 27, 1997
----------------------   President, Chief Executive
Irving Weiser            Officer and Director
                         (principal executive officer)

        *                Executive Vice President       January 27, 1997
----------------------   and Chief Financial Officer
Louis C. Fornetti        (principal financial officer)

        *                Senior Vice President,         January 27, 1997
----------------------   Controller and Treasurer
Daniel J. Reuss          (principal accounting officer)

        *                Executive Vice President       January 27, 1997
----------------------   and Director
John C. Appel

        *                Executive Vice President       January 27, 1997
----------------------   and Director
William A. Johnstone

        *                Director                       January 27, 1997
----------------------
J. Evans Attwell

        *                Director                       January 27, 1997
----------------------
Susan S. Boren

        *                Director                       January 27, 1997
----------------------
F. Gregory Fitz-Gerald

        *                Director                       January 27, 1997
----------------------
C.A. Rundell, Jr.

        *                Director                       January 27, 1997
----------------------
Robert L. Ryan

        *                Director                       January 27, 1997
----------------------
Arthur R. Schulze, Jr.

* By: Carla J. Smith
      -----------------------------
      Carla J. Smith
      Attorney-in-fact

                          EXHIBIT INDEX


Exhibit No     Description                                 Page
----------     ----------------------------------------    ----
5              Opinion of Dorsey & Whitney LLP
               regarding legality

10.1           Restricted Stock Agreement, dated as of
               July 17, 1995, by and between
               Louis C. Fornetti and the Company

23.1           Consent of KPMG Peat Marwick LLP

23.2           Consent of Dorsey & Whitney LLP
               (included in Exhibit 5)

24             Power of Attorney